EXHIBIT 99.1

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,
(dollars in thousands, except per share data)	2016	2015
	(unaudited)
Assets

Cash and due from banks	$21,885	$33,514
Interest-bearing due from banks	1,667	1,064
Federal funds sold	2,302	2,412
Cash and cash equivalents	25,854	36,990
Securities available-for-sale, at fair value	199,365	214,192
Restricted securities	970	2,016
Loans, net of allowance for loan losses of $8,245 and $7,738	595,637	560,737
Premises and equipment, net	39,324	41,282
Bank-owned life insurance	25,206	24,411
Other real estate owned, net of valuation allowance of $1,026 and $2,549	1,067	2,741
Other assets	15,543	14,418
Total assets	$902,966	$896,787

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$228,641	$215,090
Savings deposits	344,452	321,370
Time deposits	211,409	210,011
Total deposits	784,502	746,471
Overnight repurchase agreements	18,704	25,950
Federal Home Loan Bank advances	0	25,000
Accrued expenses and other liabilities	5,770	6,190
Total liabilities	808,976	803,611

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,961,258 and 4,959,009 shares issued and outstanding	24,806	24,795
Additional paid-in capital	16,427	16,392
Retained earnings	56,965	55,151
Accumulated other comprehensive loss, net	(4,208)	(3,162)
Total stockholders' equity	93,990	93,176
Total liabilities and stockholders' equity	$902,966	$896,787

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Years Ended December 31,
	2016	2015
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$26,322	$25,972
Interest on due from banks	48	15
Interest on federal funds sold	6	2
Interest on securities:
Taxable	1,802	2,510
Tax-exempt	1,535	1,663
Dividends and interest on all other securities	113	133
Total interest and dividend income	29,826	30,295

Interest Expense:
Interest on savings deposits	227	227
Interest on time deposits	2,116	2,144
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	25	30
Interest on Federal Home Loan Bank advances	206	1,231
Total interest expense	2,574	3,632
Net interest income	27,252	26,663
Provision for loan losses	1,930	1,025
Net interest income after provision for loan losses	25,322	25,638

Noninterest Income:
Income from fiduciary activities	3,560	3,617
Service charges on deposit accounts	4,052	4,021
Other service charges, commissions and fees	3,940	4,084
Income from bank-owned life insurance	795	885
Gain on sale of available-for-sale securities, net	522	76
Other operating income	597	453
Total noninterest income	13,466	13,136

Noninterest Expense:
Salaries and employee benefits	19,878	20,747
Occupancy and equipment	5,575	5,330
Data processing	1,620	1,625
FDIC insurance	483	586
Customer development	612	584
Legal and audit expenses	1,315	720
Other outside service fees	807	693
Employee professional development	659	591
Capital stock tax	505	439
ATM and other losses	477	452
Prepayment fee on Federal Home Loan Bank advance	391	0
Loss on other real estate owned	154	957
Other operating expenses	2,355	2,362
Total noninterest expense	34,831	35,086
Income before income taxes	3,957	3,688
Income tax expense (benefit)	160	54
Net income	$3,797	$3,634

Basic Earnings per Share:
Average shares outstanding	4,959,173	4,959,009
Net income per share of common stock	$0.77	$0.73

Diluted Earnings per Share:
Average shares outstanding	4,960,934	4,959,009
Net income per share of common stock	$0.77	$0.73

Cash Dividends Declared per Share:	$0.40	$0.34